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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 5, 2018

Gulf West Security Network, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	333-193220	46-3876675
(State of Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

2618 San Miguel, Suite 203 Newport Beach, CA
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (949) 973-0684

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement

On October 5, 2018 (the “Closing Date”), Gulf West Security Network, Inc., fka NuLife Sciences, Inc. (“we”, “us”, “our” “GWSN”, or the “Company”), announced the closing, of that certain Agreement of Merger and Plan of Reorganization (the “Merger Agreement”) through its wholly-owned subsidiary NuLife Acquisition Corp. (“NuLife Sub”) and LJR Security Services, Inc. (“LJR”). Pursuant to the terms of the Merger Agreement, and in exchange for all one hundred (100) issued and outstanding shares of LJR, Lou Resweber, the sole shareholder of LJR received one thousand (1,000) shares of series D senior convertible preferred stock, par value $.001 per share (the “Series D Preferred Stock”) of the Company, convertible into fifty million two hundred thirty-nine thousand five hundred forty-one (50,239,541) shares of common stock of the Company, and one share of series C super-voting preferred stock of NuLife which grants the holder 50.1% of the votes of NuLife at all times. As of the Closing Date LJR is a wholly-owned subsidiary of the Company. A copy of the Merger Agreement is attached to this Current Report as Exhibit 10.1

LJR is active in the engineering, design, installation, remote monitoring and after-market servicing of electronic intrusion alert and fire detection systems for homes and businesses (the “alarm industry”). LJR is based in Lafayette, LA. LJR’s President is Mr. Louis J. Resweber, a long-time veteran of the alarm industry, who has also previously served as a Corporate Officer, Board Member and Executive Consultant to a number of NYSE and NASDAQ-listed public companies over the past 35 years see Item 5.02 below.

Item 2.01 Completion of Acquisition or Disposition of Assets

On the Closing Date, pursuant to the Merger Agreement, LJR merged with NuLife Sub (a subsidiary of GWSN), LJR is the surviving corporation. Pursuant to the terms of the Merger Agreement, and in exchange for all one hundred (100) issued and outstanding shares of LJR, Lou Resweber, the sole shareholder of LJR received one thousand (1,000) shares of series D senior convertible preferred stock, par value $.001 per share (the “Series D Preferred Stock”) of the Company, convertible into fifty million two hundred thirty-nine thousand five hundred forty-one (50,239,541) shares of common stock of the Company, and one share of series C super-voting preferred stock of NuLife which grants the holder 50.1% of the votes of NuLife at all times. In accordance with the terms of the Merger Agreement, shares of LJR held by the Lou Resweber, the sole shareholder of LJR were cancelled and 100 shares of LJR were issued to GWSN.

Prior to the Closing Date, and in preparation for the Closing Date, the Company changed its name from NuLife Sciences, Inc. to Gulf West Security Network, Inc. We expect to file a Definitive 14C and complete these corporate actions now that the Merger Agreement has closed.

Item 3.02 Unregistered Sales of Equity Securities

The information contained in Item 1.01 above is incorporated herein by reference in response to this Item 3.02.

On the Closing Date, pursuant to the Merger Agreement, LJR merged with NuLife Sub (a subsidiary of GWSN), LJR is the surviving corporation. Pursuant to the terms of the Merger Agreement, and in exchange for all one hundred (100) issued and outstanding shares of LJR, Lou Resweber, the sole shareholder of LJR received one thousand (1,000) shares of series D senior convertible preferred stock, par value $.001 per share (the “Series D Preferred Stock”) of the Company, convertible into fifty million two hundred thirty-nine thousand five hundred forty-one (50,239,541) shares of common stock of the Company, and one share of series C super-voting preferred stock of NuLife which grants the holder 50.1% of the votes of NuLife at all times. In accordance with the terms of the Merger Agreement, shares of LJR held by the Lou Resweber, the sole shareholder of LJR were cancelled and 100 shares of LJR were issued to GWSN.

With respect to the transaction noted above, no solicitation was made and no underwriting discounts were given or paid in connection with these transactions. The Company believes that the issuance of the shares as described above was exempt from registration with the Securities and Exchange Commission pursuant to Section 4(2) of the Securities Act of 1933.

Item 5.01 Changes in Control of Registrant

As previously described in Item 1.01, on the Closing Date of the Merger Agreement, the Registrant consummated the transactions contemplated by the Merger Agreement, pursuant to which, in exchange for all one hundred (100) issued and outstanding shares of LJR, Lou Resweber, the sole shareholder of LJR received one thousand (1,000) shares of Series D Preferred Stock of the Company, convertible into fifty million two hundred thirty-nine thousand five hundred forty-one (50,239,541) shares of common stock of the Company, and one (1) share of Series C Preferred Stock, which carry no dividend, distribution, liquidation or conversion rights, however, the aggregate of shares of Series C Preferred Stock grant the holder thereof 50.1% of the total votes of all classes of capital stock of the Company, and are able to vote together with our common stockholders on all matters. As a result of the Merger Agreement, and the issuance of the Series C Preferred Stock, Lou Resweber, the sole shareholder of LJR, will hold a controlling interest in the Company, and may unilaterally determine the election of the Board and other substantive matters requiring approval of the Company’s stockholders.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Agreement of Merger and Plan of Reorganization dated August 9, 2019 .
10.2	Waiver of Closing Conditions dated August 9, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NuLife Sciences, Inc.

Date: October 5, 2018	By: /s/ Sean Clarke
Sean Clarke
Secretary